Exhibit (g)(3)

JPMorgan

DOMESTIC CUSTODY AGREEMENT BETWEEN THE VANTAGEPOINT FUNDS AND JPMORGAN CHASE BANK, N.A.

STRICTLY PRIVATE AND CONFIDENTIAL

JPMorgan

Table of Contents

Domestic Custody Agreement	1

1. Intention of the Parties; Definitions	1
1.1 Intention of the Parties	1
1.2 Definitions	1

2. What Bank is Required to Do	3
2.1 Set Up Accounts	3
2.2 Cash Account	3
2.3 Segregation of Assets; Nominee Name	4
2.4 Settlement of Transactions	4
2.5 Contractual Settlement Date Accounting	5
2.6 Actual Settlement Date Accounting	5
2.7 Income Collection (AutoCredit®)	5
2.8 Miscellaneous Administrative Duties	6
2.9 Corporate Actions	6
2.10 Class Action	7
2.11 Proxies	7
2.12 Statements of Account	7
2.13 Access to Records	8
2.14 Tax Relief Services	8
2.15 Notification	8

3. Instructions	9
3.1 Acting on Instructions; Method of Instruction and Unclear Instructions	9
3.2 Verification and Security Procedures	9
3.3 Instructions Contrary to Law/Market Practice	10
3.4 Cut-Off Times	10
3.5 Electronic Access	10

4. Fees, Expenses and Other Amounts Owing to Bank	10
4.1 Fees and Expenses	10
4.2 Overdrafts	10
4.3 Bank’s Right Over Securities; Set-off	11

5. Securities Depositories	11
5.1 Use of Securities Depositories	11

6. Additional Provisions Relating to Customer	12
6.1 Representations of Customer and Bank	12
6.2 Certain Information	12

Form Domestic Custody Agreement (Mutual Fund) April 2008

6.3 Customer is Liable to Bank Even if it is Acting for Another Person	13

7. When Bank is Liable to Customer	13
7.1 Standard of Care; Liability	13
7.2 Force Majeure	14
7.3 Bank May Consult With Counsel	15
7.4 Bank Provides Diverse Financial Services and May Generate Profits as a Result	15
7.5 Assets Held Outside Bank’s Control	16
7.6 Ancillary services	16

8. Taxation	16
8.1 Tax Obligations	16
8.2 Tax Relief Services With Respect to American Depository Receipts	17

9. Termination	17
9.1 Term and Termination	17
9.2 Exit Procedure	18

10. Miscellaneous	19
10.1 Notices	19
10.2 Successors and Assigns	19
10.3 Interpretation	19
10.4 Entire Agreement	19
10.5 Insurance	19
10.6 Security Holding Disclosure	19
10.7 USA PATRIOT Act Disclosure	20
10.8 Governing Law and Jurisdiction	20
10.9 Severability; Waiver; and Survival	20
10.10 Confidentiality	21
10.11 Counterparts	21
10.12 No Third Party Beneficiaries	21
SCHEDULE 1 Persons Authorized To Give Instructions	23
SCHEDULE 2 Authorized Fund Managers/Advisers	24
APPENDIX A TO SCHEDULE 2 Specimen Fund Manager Mandate	25
SCHEDULE 3 Electronic Access	27
EXHIBIT 1 TO SCHEDULE 3 Products	29
APPENDIX A	33
Funds (each a “Customer”)	33
SCHEDULE A	34
Fees	34

Form Domestic Custody Agreement (Mutual Fund) April 2008

Domestic Custody Agreement
This Agreement, dated April 4, 2008, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Bank”), with a place of business at 3 MetroTech Center, Brooklyn, NY 11245; and The Vantagepoint Funds, a company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with a place of business at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002-4240, on behalf of itself and each series thereof listed on Appendix A attached hereto, (each such fund hereafter, the “Customer”) as the same may be amended from time to time.
1. Intention of the Parties; Definitions
1.1	Intention of the Parties
(a)	This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer. Bank will be responsible for the performance of only those duties set forth in this Agreement.

(b)	The Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services under this Agreement. Bank acknowledges that Customer is an open-end management investment company registered as such under the 1940 Act. The Customer has separate series, each of which will be considered a “Customer” hereunder as the context warrants.

(c)	It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.
1.2	Definitions
As used herein, the following terms have the meaning hereinafter stated.
     “Account” has the meaning set forth in Section 2.1 of this Agreement.
     “Affiliate” means an entity that controls, controlled by, or under common control with, Bank.
     “Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.
     “Authorized Person” means any person who has been designated by written notice from the Customer in the form of Schedules 1 or 2 as the case may be (or by written notice in the form of Appendix A to Schedule 2 from any agent designated by the Customer under this Agreement, including, without limitation, an investment manager) to act on behalf of

Form Domestic Custody Agreement (Mutual Fund) April 2008

the Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.
     “Bank Indemnitees” means Bank and its nominees, directors, officers, employees and agents.
     “Cash Account” has the meaning set forth in Section 2.1(a)(ii).
     “Confidential Information” means and includes all non-public information concerning the Customer, the Customer’s shareholders or the Accounts which Bank receives in the course of providing services under this Agreement (including but not limited to Customer’s portfolio holdings, securities transactions and account balances). Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Bank’s breach of the terms of this Agreement or information which Bank obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.
     “Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include rights with respect to class action litigation or proxy voting.
     “Customer Indemnitees” means Customer and its nominees, directors, officers, employees and agents.
     “Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.
     “Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Securities Entitlement. “Financial Asset” does not include cash.
     “Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorized Person.
     “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).
     “Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.
     “Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited under this Agreement.

Form Domestic Custody Agreement (Mutual Fund) April 2008

     “Securities Depository” means any securities depository, dematerialized book entry system or similar system as defined in Rule 17f-4(c) under the 1940 Act.
     “Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Assets as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.
     “Security Intermediary” means Bank, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.
     “Security Procedure” has the meaning set forth in Section 3.2(a).
All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.
2. What Bank is Required to Do
2.1	Set Up Accounts
(a)	Bank will establish and maintain the following accounts (“Accounts”):
(i)	one or more Securities Accounts in the name of Customer for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of Customer (“Cash Account”) for any and all cash received by or on behalf of Bank for the account of Customer.
(b)	At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement:
(i)	in accordance with the provisions of an agreement among Customer and a broker-dealer (registered under the Securities and Exchange Act of 1934 (“Exchange Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements in connection with transactions by Customer;

(ii)	for the purpose of segregating cash or Financial Assets with derivatives and other financial instruments entered into, purchased or sold by Customer; and

(iii)	for any other corporate purposes as per the Instruction of an Authorized Person.
2.2	Cash Account
(a)	Except as otherwise provided in Instructions acceptable to Bank, all cash held in the

Form Domestic Custody Agreement (Mutual Fund) April 2008

Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank in which cash shall not be subject to withdrawal by check or draft. Funds credited to the Cash Account will be transferred by Bank by means of Instruction (“payment order”) to a Bank administrator assigned to Customer. Payment orders and Instructions seeking to cancel payment orders or to amend payment orders shall be verified in accordance with a Security Procedure or, if no Security Procedure is applicable, Bank may execute or pay payment orders issued in Customer’s name which Bank believes in good faith to have been given by an Authorized Person.

(b)	Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will promptly notify Customer promptly of any such reversal.
2.3	Segregation of Assets; Nominee Name
(a)	Bank will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

(b)	Bank is authorized, in its discretion:
(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)	to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited with Bank (Bank will identify in its books that Financial Assets belong to Customer); and

(iv)	to register in the name of Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.
2.4	Settlement of Transactions
     Subject to Article 3 and Section 4.2 of this Agreement, Bank will act in accordance with Instructions with respect to the settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be borne by Customer whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and will promptly notify Customer of such failure.

Form Domestic Custody Agreement (Mutual Fund) April 2008

     2.5 Contractual Settlement Date Accounting
(a)	Should Customer request to have Bank’s Contractual Settlement Date Accounting Service, Bank will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.
(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the transaction if payment for the transaction has not already been delivered by the purchaser, counterparty or other relevant person.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Assets that are awaiting receipt until Bank actually receives them from the seller, counterparty or other relevant person.
Upon request Bank shall provide Customer with a list of those markets for which it provides contractual settlement date accounting. Bank may add markets to or remove markets from this list upon notice to Customer that is reasonable in the circumstances. Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.
(b)	Bank may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, upon prompt notice to Customer, in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.
2.6	Actual Settlement Date Accounting
With respect to any settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.
2.7	Income Collection (AutoCredit®)
(a)	Bank will monitor information publicly available in the applicable market about forthcoming income and similar payments on the Financial Assets, and will promptly notify Customer of such information.

(b)	Bank will credit the Cash Account with income and similar proceeds on Financial Assets on the anticipated payment date, net of any taxes that must be withheld by Bank or any third party (“AutoCredit”).

Form Domestic Custody Agreement (Mutual Fund) April 2008

Bank may reverse AutoCredit credits upon oral or written notification to Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the amount credited was incorrect.

(c)	In markets where Bank does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

(d)	Bank will make good faith efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and promptly notify Customer of the late payment.
2.8	Miscellaneous Administrative Duties
(a)	Until Bank receives Instructions to the contrary, Bank will:
(i)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.
(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action, Bank will credit Customer with the amount of cash equivalent in value to the fractional interest it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, Bank may allot the amount to be redeemed from its customers on a pro rata basis or in a similar manner Bank deems fair and equitable.
2.9	Corporate Actions
(a)	Bank will act in accordance with prevailing market standards to obtain information concerning Corporate Actions that is publicly available in such market. Bank also will review information to which it subscribes for information concerning such Corporate Actions. Bank will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized Person.

(b)	Bank will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide Bank with timely Instructions with respect to any Corporate Action (other than by reason of any act or omission of Bank or its nominees), neither Bank nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

Form Domestic Custody Agreement (Mutual Fund) April 2008

2.10	Class Action
Bank shall promptly review any notices it receives regarding securities class action litigation to determine, using reasonable care and diligence under the circumstances, whether Customer holds or held the security involved in the litigation. If after prompt review Bank has determined that Customer holds or held such security, Bank shall promptly forward any such notices to Customer and shall act in accordance with Customer’s Instructions in relation to such class action litigation.
2.11	Proxies
(a)	Bank will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings and information (the “Proxy Voting Service”).

(b)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

(c)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:
(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another Corporate Action;

(iii)	the Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

(iv)	local market regulations or practices, or restrictions by the issuer.
2.12	Statements of Account
(a)	Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties. Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time after Customer receives the statement from Bank.

(b)	Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line (unless such inaccuracy arises out of Bank’s negligence, bad faith or willful misconduct).

Form Domestic Custody Agreement (Mutual Fund) April 2008

2.13	Access to Records
(a)	Authorized Persons of Customer’s auditors and independent public accountants may have such reasonable access to the records maintained by Bank relating to Financial Assets as necessary or appropriate in connection with their examination of books and records pertaining to Customer’s affairs.

(b)	Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts. Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. Customer shall reimburse Bank for the cost of copying, collating and researching archived information at Bank’s regular hourly rate.

(c)	Bank shall maintain and retain records relating to the services provided hereunder in such form and manner as Bank may deem appropriate or advisable and otherwise in accordance with Section 31 of the 1940 Act and the rules thereunder. Bank agrees that all such records prepared or maintained by Bank relating to the services provided hereunder are the property of the Customer and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, as applicable, and made available in accordance with such Section and rules. Further, Bank shall provide any and all such records to the Customer upon its request and shall return such records to the Customer or its designee promptly upon termination of this Agreement.

(d)	In order to assist Customer in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Bank shall provide to the Customer’s Chief Compliance Officer: (i) direct access to Bank’s relevant compliance personnel; (ii) at such times as Customer may reasonably require, compliance reports and reports regarding any Material Compliance Matter (as defined in the Rule) regarding Customer; and (iii) quarterly certifications that there are not Material Compliance Matters (as defined in the Rule) involving Bank that affect or could affect Customer.
2.14	Tax Relief Services
Bank will provide tax relief services as provided in Section 8.2.
2.15	Notification
If Customer has agreed to access information concerning the Accounts through Bank’s secured website, Bank may make any notifications required under this Agreement by posting it on the website.

Form Domestic Custody Agreement (Mutual Fund) April 2008

3. Instructions
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions
(a)	Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry so long as reliance on such Instructions would not constitute negligence on the part of the Bank. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction, so long as such Liabilities are not the result of Bank’s fraud, negligence, willful misconduct or violation of Applicable Law.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)	Bank shall promptly notify an Authorized Person if Bank reasonably determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation.

(d)	In executing or paying a payment order, Bank may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer’s name.
3.2	Verification and Security Procedures
(a)	Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the receipt of an instruction, so as to enable Bank to verify that such instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an Instruction.

(b)	Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	Either party may record any of their telephone communications.

Form Domestic Custody Agreement (Mutual Fund) April 2008

3.3	Instructions Contrary to Law/Market Practice
Bank need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice and Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. Bank shall promptly notify Customer of any Instructions it has determined not to act upon pursuant to this Section 3.3.
3.4	Cut-Off Times
Bank has established cut-off times for receipt of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.
3.5	Electronic Access
Electronic access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 3.
4. Fees, Expenses and Other Amounts Owing to Bank
4.1	Fees and Expenses
Customer will pay Bank for its services under this Agreement the fees set forth in Schedule A hereto, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, reasonable legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents; provided that the Bank obtains the approval of the Customer prior to engaging legal counsel. The Bank will invoice the Customer for amounts owing to it and such amounts will be payable within thirty (30) days of the invoice. The Bank will be entitled to deduct amounts owing to it from the Cash Account if Customer has not objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). If Customer disputes an invoice, it shall nevertheless pay, or allow the Bank to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as may be agreed upon by the parties.
4.2	Overdrafts
If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the

Form Domestic Custody Agreement (Mutual Fund) April 2008

applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Cash Account.
4.3	Bank’s Right Over Securities; Set-off
(a)	Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement, whether or not matured or contingent (“Indebtedness”).

(b)	Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any Indebtedness the credit balance of any of Customer’s accounts (whether deposit or otherwise) with any branch or office of Bank or with any Affiliate of Bank of which Customer is the beneficial owner. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits. Bank will notify Customer in advance of any such charge unless Bank reasonably believes that it might prejudice its interests to do so and, in such event, Bank will notify Customer promptly afterwards.
5. Securities Depositories
5.1	Use of Securities Depositories
(a)	Bank may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such Securities Depository.

(b)	Notwithstanding the foregoing, Bank may place and maintain Customer’s Financial Assets, corresponding to the Customer’s Security Entitlements, with a Securities Depository or “intermediary custodian” (as defined in Rule 17f-4 under the 1940 Act) only if the Bank: (i) exercises due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain such Financial Assets; (ii) provides, promptly upon the Customer’s request, such reports as are available concerning Bank’s internal accounting controls and financial strength; and (iii) requires any “intermediary custodian,” at a minimum, to exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain Financial Assets corresponding to the Security Entitlements of its Entitlement Holders.

(c)	Subject to the foregoing, Bank is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence,

Form Domestic Custody Agreement (Mutual Fund) April 2008

willful misconduct, or insolvency of a Securities Depository, Bank will make good faith efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.
6. Additional Provisions Relating to Customer
6.1	Representations of Customer and Bank
(a)	Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement (and based on information provided to Customer or its representatives), to borrow money as contemplated by Section 4.2 (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds) and grant a lien over Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) Bank may rely upon the written certification from the Customer of such other facts as may be required to administer Bank’s obligations under this Agreement and Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such written certifications from Customer; and (v) it is a Delaware statutory trust.

(b)	Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it is a “bank” as defined in the 1940 Act that has the qualifications prescribed in Section 26(a)(1) of the 1940 Act for trustees of unit investment trusts; and (iv) any and all information provided to Customer or its representatives in connection with the Customer’s evaluation of Bank’s experience and capabilities and Customer’s decision to appoint Bank as its custodian was at the time it was provided and continues to be true, correct and complete in all material respects.
6.2	Certain Information
Each party will promptly provide to the other party such information about itself and its financial status as the requesting party may reasonably request, including such party’s organizational documents and its current audited and unaudited financial statements.

Form Domestic Custody Agreement (Mutual Fund) April 2008

6.3	Customer is Liable to Bank Even if it is Acting for Another Person
If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer’s principal.
7. When Bank is Liable to Customer
7.1	Standard of Care; Liability
(a)	Bank will use reasonable care in performing its obligations under this Agreement and will do so in accordance with reasonable industry standards applicable to custodians for open-end management investment companies registered as such under the 1940 Act. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	Bank will be liable for Customer’s direct damages to the extent they result from Bank’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement, from Bank’s violation of Applicable Law, or from Bank’s breach of the standard of care in this Agreement. Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance under this Agreement, or Bank’s role as custodian.

(c)	Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, or (ii) any Bank Indemnitees’ status as a holder of record of Customer’s Financial Assets, provided that, with respect to (i) and (ii), the Bank Indemnitees have not acted with negligence, engaged in bad faith or willful misconduct, violated Applicable Law or breached the standard of care in this Agreement in connection with the Liabilities in question. Under no circumstances, however, will Customer be obligated to indemnify any Bank Indemnitee hereunder for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, except in situations where Liabilities arise from Bank’s reliance on any Instruction where Bank has not acted negligently in carrying out such Instruction. Bank shall use all commercially reasonable endeavors to mitigate any Liability for which indemnity is sought hereunder (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder). Bank will indemnify Customer Indemnitees from and against any Liabilities that may be imposed on, incurred by, or asserted against any of

Form Domestic Custody Agreement (Mutual Fund) April 2008

Customer Indemnitees in connection with or arising out of Bank’s negligence, willful misconduct, violation of Applicable Law, or bad faith in the performance of its obligations or duties hereunder, or breached the standard of care in this Agreement, provided that (i) in no event shall Bank indemnify any Customer Indemnitee from against any indirect, incidental, consequential or special damages (including without limitation, lost profits) of any form incurred by any person or entity and (ii) the Customer shall use all commercially reasonable endeavors to mitigate any Liability for which indemnity is sought hereunder (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder).

(d)	Without limiting Subsections 7.1(a), (b) or (c), Bank will have no duty or responsibility to:
(i)	question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)	advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; or

(iv)	evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash.
(e)	No shareholder of the Customer (or any series thereof), or any Director, officer, employee or agent of the Customer (or any series thereof), shall be subject to claims against or obligations of the Customer (or any series thereof) to any extent whatsoever. Bank agrees that the obligations assumed by the Customer (and/or any series thereof) under this Agreement shall be limited in all cases to the Customer (and specifically the relevant series and its assets), and Bank shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Customer (or the relevant series) or from any other series of the Customer, or from any Director, officer, employee or agent of the Customer (or any series thereof). Bank understands and agrees that the rights and obligations of a series are separate and distinct from those of any and all other series of the Customer.
7.2	Force Majeure

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it reasonably determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, riot, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), Bank’s compliance with

Form Domestic Custody Agreement (Mutual Fund) April 2008

Applicable Law , fraud or forgery of a third party in the absence of Bank’s negligence, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities (in the absence of Bank’s negligence), or any other cause beyond the reasonable control of Bank and that is not attributable to Bank’s negligence (including, without limitation, the non-availability of appropriate foreign exchange).

Similarly, Customer shall have no liability hereunder for any damage, loss, expense or liability of any nature that Bank may suffer or incur, caused by an act of God, fire, flood, riot, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), Customer’s compliance with Applicable Law, fraud or forgery of a third party in the absence of Customer’s negligence, malfunction of equipment or software (except where such malfunction is primarily attributable to Customer’s negligence in maintaining the equipment or software, as applicable), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities (in the absence of Customer’s negligence), or any other cause beyond the reasonable control of Customer and that is not attributable to Customer’s negligence (including, without limitation, the non-availability of appropriate foreign exchange), except for liability arising from Bank’s reliance on any Instruction where Bank has not acted negligently in carrying out such Instruction.

7.3	Bank May Consult With Counsel

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of Applicable Law or market practice (which may be the professional advisers of Customer), and shall not be liable to Customer for any action taken or omitted pursuant to such advice, provided that Bank exercised reasonable care in the selection of such professional advisers and acts reasonably in reliance on such advice.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result
(a)	Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may:
(i)	act as a market maker in the Financial Assets to which the Instructions relate;

(ii)	provide brokerage services to other customers;

(iii)	act as financial adviser to the issuer of such Financial Assets;

(iv)	act in the same transaction as agent for more than one customer;

(v)	have a material interest in the issue of the Financial Assets; or

(vi)	earn profits from any of the activities listed herein.

Form Domestic Custody Agreement (Mutual Fund) April 2008

(b)	Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.
7.5	Assets Held Outside Bank’s Control

Bank will not be obliged to hold Financial Assets or cash with any person not agreed to by Bank. Furthermore, Bank will not be obliged to register or record Financial Assets in the name of any person not agreed to by Bank. If, however, Customer makes such a request and Bank agrees to the request, the consequences of doing so will be at Customer’s own risk. Bank will not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary services

Bank may use third parties to provide ancillary services (i.e., services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services). While Bank will use reasonable care in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.
8.	Taxation
8.1	Tax Obligations
(a)	Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required to be deducted by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b)	Customer will provide to Bank such certifications, documentation, and information as it may reasonably require in connection with taxation, and warrants that, when given, this information is true and correct in every material respect, not misleading in any material way, and contains all material information. Customer undertakes to promptly notify Bank if it becomes aware that any such information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from:
(i)	the inaccurate completion of documents by Customer or any third party (unless such inaccuracy was caused by Bank);

(ii)	the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party (unless such inaccuracy was caused by Bank);

(iii)	the withholding of material information by Customer or any third party (unless such withholding results from any act or omission of Bank); or

(iv)	any delay by any revenue authority or any other cause beyond Bank’s control.

Form Domestic Custody Agreement (Mutual Fund) April 2008

(c)	If Bank does not receive the requested certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, U.S. non-resident alien tax and/or backup withholding tax).

(d)	Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that Bank will be responsible for any penalty, direct damages or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.
8.2	Tax Relief Services With Respect to American Depository Receipts
(a)	Subject to the provisions of this Section, Bank will promptly apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets comprised of American Depository Receipts credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time to time set reasonable minimum thresholds as to a de minimis value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2

(b)	The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets comprised of American Depository Receipts in the Account or the payment of income therefrom.

(c)	Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by prompt notification in writing, in its absolute discretion, supplement or amend the countries in which this tax relief service is offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.
9.	Termination
9.1	Term and Termination
(a)	The initial term of this Agreement shall be for a period of three years following the date on which Bank commenced providing services under the Agreement. Following the initial term, Customer may terminate this Agreement on sixty (60) days’ written notice to Bank. Bank may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

Form Domestic Custody Agreement (Mutual Fund) April 2008

(b)	Prior to the expiration of the initial term of this Agreement, as set forth in Section 9.1(a) above, Customer may terminate this Agreement at any time on sixty (60) days’ written notice to Bank upon payment of a termination fee. The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six month period prior to Customer’s notice of termination, or since the date Bank commenced providing services under this Agreement if that period is less than six months.

(c)	Notwithstanding Section 9.1(a) and 9.1(b):
(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii)	Bank may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank’s customary credit requirements;

(iv)	The Customer may terminate this Agreement immediately on written notice to Bank upon Bank or an affiliate (a “JPM Entity”) becoming the subject of an administrative or regulatory proceeding or investigation that the Customer reasonably but in its sole discretion believes may have a material adverse affect on the Customer or may materially impair a JPM Entity’s ability to provide some or all of the services hereunder or under other agreements related to the Customer.
(d)	If this Agreement terminates for any reason, Bank will respond reasonably and appropriately to Bank’s receipt of any documents or notices related to this Agreement (including Customer’s Financial Assets and cash held pursuant thereto) after the effective time of termination of this Agreement, and will exercise reasonable care in doing so. This provision shall survive termination of this Agreement.
9.2	Exit Procedure

Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk. Bank will in any event be entitled to

Form Domestic Custody Agreement (Mutual Fund) April 2008

deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all reasonable out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.
10.	Miscellaneous
10.1	Notices

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3	Interpretation

Headings are for convenience only and are not intended to affect interpretation. References to articles and sections are to articles and sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4	Entire Agreement

This Agreement, including the Schedules, Exhibits and any riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5	Insurance

Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of Customer. Bank will, however, provide details of its own general insurance coverage to Customer on request.

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The Shareholder

Form Domestic Custody Agreement (Mutual Fund) April 2008

Communications Act regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain certain information (“identifying information”) from Customer or on some occasions from third parties regarding Customer. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Bank.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.9	Severability; Waiver; and Survival
(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

Form Domestic Custody Agreement (Mutual Fund) April 2008

(c)	The parties’ rights, protections, and remedies under this Agreement (including but not limited to Sections 2.13, 7.1, 7.2 and 10.10 hereof) shall survive its termination.
10.10	Confidentiality
(a)	Subject to Section 10.10(b), Bank will hold all Confidential Information in confidence and will not disclose or use any Confidential Information except as may be required by Applicable Law or a regulator or court with jurisdiction over Bank’s custody business, or with the prior written consent of Customer.

(b)	Customer authorizes Bank to disclose Confidential Information to:
(i)	any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that Bank reasonably and in good faith believes is required to receive such information in order for Bank to provide the relevant services under this Agreement;

(ii)	Authorized Persons of its professional advisors, auditors or public accountants;

(iii)	its Authorized Persons; and

(iv)	any revenue authority or any governmental entity to the extent required to process any tax relief claim hereunder.
(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence. Further, Bank represents and warrants to Customer that it has established and maintains and enforces written policies and procedures reasonably designed to prevent violations of Applicable Law (including but not limited to federal securities laws prohibiting the use and disclosure of material, non-public information regarding an issuer (such as Customer) or a security (such as Customer’s shares).
10.11	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.
10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

Form Domestic Custody Agreement (Mutual Fund) April 2008

THE VANTAGEPOINT FUNDS	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

Approved:

By:

Name:
Title:
Date:

Form Domestic Custody Agreement (Mutual Fund) April 2008

SCHEDULE 1
Persons Authorized To Give Instructions

Limitation
Full Name and	Method of	in	Telephone	Specimen
Official Position	Instruction*	Authority**	Number	Signature

Signed for and on behalf of the Customer by:
Signature:
Name:
Position:

*	i.e., writing, telephone or facsimile

Form Domestic Custody Agreement (Mutual Fund) April 2008

SCHEDULE 2
Authorized Fund Managers/Advisers
Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording. A specimen copy is attached as Appendix A.

Accounts for
Full name of Fund		which	Limitation in
Manager/Adviser	Address	authorized*	Authority

Signature:
Name:
Position:
*

*	If left blank, the Fund Manager is authorized to give instructions on all accounts.

Form Domestic Custody Agreement (Mutual Fund) April 2008

APPENDIX A TO SCHEDULE 2
Specimen Fund Manager Mandate

TO:	JPMORGAN CHASE BANK, N.A. DOMESTIC CUSTODY DIVISION
DATE:
Dear Sirs,
Re: Domestic Custody for     (the “Customer”).
We represent that we have been appointed by the Customer as its fund manager for the account(s) listed below and that we have full authority from the Customer to give instructions in respect of all transactions relating to the account(s). We agree to indemnify and hold JPMorgan harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this representation.
We set out the names and specimen signatures of those individuals authorized by us to operate accounts and give instructions on behalf of the Customer in respect of the account(s).
JPMorgan may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Domestic Custody Agreement between JPMorgan and the Customer, or, if no such Security Procedure is applicable, which JPMorgan believes in good faith to have been given by one of those individuals listed below.
We acknowledge that JPMorgan may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.
Unless specified otherwise, all persons authorized to give instructions shall be authorized to give instructions in respect of all securities and cash accounts, and shall be authorized to give instructions notwithstanding that they may result in an overdraft on any cash account.
Signed for and on behalf of [Name of Fund Manager]
Signature:
Name:
Position:
Evidence of Authority to sign this Letter is enclosed:

Form Domestic Custody Agreement (Mutual Fund) April 2008

ACCOUNT(S) COVERED BY THIS MANDATE:

Limitation
Full Name and		in	Telephone	Specimen
Official Position	Method of Instruction*	Authority**	Number	Signature

*	i.e., writing, telephone or facsimile

Form Domestic Custody Agreement (Mutual Fund) April 2008

SCHEDULE 3
Electronic Access
1. The Bank shall permit the Customer and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”). The Bank reserves the right to modify this Schedule 3 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to the Customer. The Bank shall endeavour to give the Customer reasonable advance notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to the Customer if the Bank determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.
2. In consideration of the fees paid by the Customer to the Bank and subject to any applicable Software License Addendum in relation to Bank owned or sublicensed Software provided for a particular Application and Applicable Law, the Bank grants to the Customer on the terms of this Schedule 3 a non-exclusive license to use the Products and the information and data made available to the Customer through the Products (the “Data”) for the sole use of the Customer. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.
3. The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by the Bank’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule 3, the provisions of this Schedule 3 shall prevail.
4. The Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Bank. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and the Bank disclaims all risks related thereto, notwithstanding that the Bank may recommend certain security and/or communication software packages. All such software must be interoperable with the Bank’s software. Each of the Customer and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.
5. Notwithstanding the other provisions of the Agreement, the Bank shall not be liable for any Liabilities arising out of the use or unavailability of the Bank’s web site or any means provided by the Bank of accessing the Products through the Bank’s web site in the absence of the Bank’s negligence or wilful misconduct.
6. The Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.
7. The Customer shall promptly and accurately designate in writing to the Bank the geographic location of its users from time to time. The Customer further represents and warrants to the Bank that the Customer shall not access the service from any jurisdiction which the Bank informs the customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws.

Form Domestic Custody Agreement (Mutual Fund) April 2008

Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable the Bank to process the data set out therein for the purposes of providing the Products.
8. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 3.

Form Domestic Custody Agreement (Mutual Fund) April 2008

EXHIBIT 1 TO SCHEDULE 3
Products
Browser based Applications:

Name of Application	Description
Accounting	Provides Internet-based access to verified accounting data and net asset values.

Accounting Statements	Enables Customer to download official financial statement reports and associated data files via the Internet.

ACH Initiation	Provides Internet-based access to ACH transactions, allowing warehousing for a period in advance of the settlement date, interactive deletions, amount changes or account modifications.

Cash Balances and Transaction Reporting	Allows retrieval of information, review of transaction histories and determines cash flow for accounts with the Bank and other financial institutions worldwide in any currency.

Cash Concentration Reporting	Provides Internet-based access to cash concentration accounts supported by reports on deposit banks, divisions and locations.

Compliance	Provides Internet-based compliance reporting according to client-defined criteria permitting the identification and resolution of violations to client investment guidelines.

Compliance File Upload	Permits third party compliance clients to send their portfolio details to the Bank. Compliance results are delivered via the Internet-based compliance reporting application.

Continuous Linked Settlement	Allows users to monitor their Continuous Linked Settlement positions and individual trades via the Internet via a range of inquiry and reporting functions. Optional Continuous Linked Settlement transaction entry is also available.

Corporate Action Instructions	Provides Internet-based instruction capability for U.S. and global voluntary corporate actions together with intraday notifications of voluntary corporate action events.

DataXchange	A utility to reformat and translate data to enable integration between client systems and the Bank.

Form Domestic Custody Agreement (Mutual Fund) April 2008

Name of Application	Description
File Delivery / Messenger	Enables Customer to securely download report and/or custom data files using SSL encryption. Customer may also utilise the Bank’s Messenger software to schedule automated downloads.

Funds Transfer Initiation	Provides initiation of multi currency payments (through file import, use of free formats or templates) from accounts with the Bank and other financial institutions.

Funds Transfer Reporting	Provides Internet-based transaction reports for wires initiated through JPMorgan ACCESS as predefined (repetitive) and free-form transfers for accounts with the Bank and other financial institutions.

Inquiry and Customer Services	Provides Internet based access to funds transfer transaction details, initiation of investigations, receipt of responses and generation of analytical reports at any time.

Liquidity Reporting and Transaction Services	Provides cash concentration services via the Internet by facilitating the physical movement of funds from one account (subsidiary account) to another account (concentration account).

News & Reference	Provides Internet access to the Bank’s research reports together with global network information, financial news and market quotes.

Performance	Provides flexible Internet access to a security level, multi-currency performance measurement system. Customizable portfolio analytical and reporting capabilities include risk analysis, attribution analysis and “what-if” testing

Secure eMail	Provides a secure means for Customer to communicate online with Bank personnel.

Transaction Initiation	Provides Internet-based capability for entry and transmission of U.S. and global custody transactions.

Trustee and Fiduciary Services	Provides Internet-based capability for intra-day processing, reporting and enquiry for the Bank’s trustee and depository clients

Form Domestic Custody Agreement (Mutual Fund) April 2008

Name of Application	Description
Views Reporting / Portfolio Views	Provides Internet-based custody, accounting and securities lending reporting on an intra-day, close-of-business or historical basis. Bank clients may choose from standard board-room quality reports or create and save custom formats.
Software based Applications:

Name of Application	Description
Cash Decision Worksheet (CDW)	Provides the ability to integrate data from IM and CPS modules as well as importing transactions from the client’s account receivable/payment systems into a Microsoft Excel spreadsheet to allow customers to arrive at a more accurate cash position

Client Payment System (CPS)	Provides a global payment system that supports domestic and global wire transfer in multiple currencies, supporting both the Bank and multibank institutions around the world. Offers US ACH payments against pre-established accounts worldwide

FX Trader (CTS)	A real time foreign currency trading and payment system that offers the ability to initiate foreign currency wires and print foreign currency drafts.

General Ledger (G/L)	Provides automatic and manual posting of bank transactions to general ledger accounts. User-defined posting rules provide the ability to automatically assign general ledger account numbers to each bank reported transaction

Info-Xchange (CIO)	Provides the ability to transmit payment files to and receive confirmations from the Bank and required level of security for these files.

InfoStation Administration	Permits the Customer to establish user access to the electronic banking services formerly known as Single Sign-on.

InfoStation InfoMatch	Provides a file comparison tool for comparing the Customer’s file records with an InfoStation Reporter file.

Form Domestic Custody Agreement (Mutual Fund) April 2008

Name of Application	Description
Infostation Query	Permits U.S. custody inquiry initiation, which allows for investigation of inquiries sent by the Customer to the Bank’s custody operations and/or the Bank’s Customer Service team. Provides the ability to follow the status of the investigation (formerly known as InfoQ).

Information Manager (IM)	Provides balance and transaction information retrieval in addition to storage and inquiry capabilities for multicurrency accounts with the Bank and other financial institutions worldwide.

InfoStation Reporter	Permits the Customer to access information related to global custody account holdings, transactions and cash records.

Infostation Transaction Initiation	Permits the entry and transmission of U.S. and global custody transactions (formerly known as Transaction Entry).

TITAN (Trust Information Transaction Accounting Network)	Permits the Customer to access US domestic pension and custody account asset information, transaction records and cash projection information.

TITAN Trade Data Entry	Permits the Customer’s issuance of instructions relating to U.S. domestic securities and cash assets under an authentication protocol, via Cheetah communications software.

Transaction Reconciliation (Recon)	Offers the ability to match (reconcile) bank reported transactions to client transactions using a set of client specified criteria.

Xchange	Provides an interface between InfoStation Reporter data and industry standard portfolio management systems such as PAM and CAMRA.

Form Domestic Custody Agreement (Mutual Fund) April 2008

APPENDIX A
FUNDS (each a “Customer”)
Vantagepoint Model Portfolio All Equity Growth Fund
Vantagepoint Model Portfolio Long-Term Growth Fund
Vantagepoint Model Portfolio Traditional Growth Fund
Vantagepoint Model Portfolio Conservative Growth Fund
Vantagepoint Model Portfolio Savings Oriented Fund
Vantagepoint Aggressive Opportunities Fund
Vantagepoint International Fund
Vantagepoint Growth Fund
Vantagepoint Growth and Income Fund
Vantagepoint Equity Income Fund
Vantagepoint Asset Allocation Fund
Vantagepoint Inflation Protected Securities Fund
Vantagepoint Money Market Fund
Vantagepoint Milestone Retirement Income Fund
Vantagepoint Milestone 2010 Fund
Vantagepoint Milestone 2015 Fund
Vantagepoint Milestone 2020 Fund
Vantagepoint Milestone 2025 Fund
Vantagepoint Milestone 2030 Fund
Vantagepoint Milestone 2035 Fund
Vantagepoint Milestone 2040 Fund
Vantagepoint Low Duration Bond Fund
Vantagepoint Core Bond Index Fund
Vantagepoint Diversified Assets Fund
Vantagepoint 500 Stock Index Fund
Vantagepoint Discovery Fund
Vantagepoint Broad Market Index Fund
Vantagepoint Select Value Fund
Vantagepoint Mid/Small Company Index Fund
Vantagepoint Overseas Equity Index Fund

Form Domestic Custody Agreement (Mutual Fund) April 2008

SCHEDULE A
FEES
C. Custody Service Fees
Safekeeping charges will be applied to the aggregate level of the assets of each series of The Vantagepoint Funds covered under this fee schedule

Market	Transaction Fees ($)	BPs
Australia	20.00	1.50
Austria	25.00	2.00
Belgium	25.00	2.00
Brazil	50.00	18.00
Canada	20.00	1.50
Denmark	25.00	2.00
Finland	25.00	2.00
France	20.00	1.50
Germany	20.00	1.50
Greece	45.00	8.00
Hong Kong	25.00	3.50
Hungary	45.00	20.00
Ireland	25.00	2.00
Italy	25.00	2.00
Japan	15.00	1.50
Korea	45.00	8.00
Luxembourg	50.00	6.00
Mexico	45.00	6.00
Netherlands	20.00	1.50
New Zealand	40.00	4.00
Norway	25.00	2.00
Portugal	30.00	4.00
Singapore	30.00	4.00
South Africa	50.00	5.00
Spain	25.00	2.00
Switzerland	20.00	1.50
Taiwan	50.00	18.00
United Kingdom	15.00	1.00
United States	Waived	0.15

Form Domestic Custody Agreement (Mutual Fund) April 2008

Additional Transaction Charges
Cash Movements Wires
USD Settlements	$8.00
Non USD Settlements	$15.00
Physical Security Settlements	$15.00
All transaction fees assume that JPMorgan receives valid instructions in an electronic format that facilitates straight through processing (STP). Transaction instruction not received in an agreed electronic method will incur an additional fee of $25.00.

Form Domestic Custody Agreement (Mutual Fund) April 2008